MERRILL LYNCH BASIC VALUE FUND, INC.

FILE # 811-2739

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
3/13/00	Infineon Technologies	$888,704	$5,230,464,000	Deutche Bank Alex Brown
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